UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2009

Purple Communications, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-29359	22-3693371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

773 San Marin Drive, Suite 2210, Novato, CA 94945

(Address of principal executive offices)

(415) 408-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

First Lien Credit Facilities:

Purple Communications, Inc., a Delaware corporation (the “Company”), is a party to that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), dated as of January 10, 2008, by and among the Company, as borrower, the lenders from time to time party thereto (the “First Lien Lenders”), the letter of credit issuers from time to time party thereto, Churchill Financial LLC, as administrative agent (the “First Lien Administrative Agent”), and Ableco Finance LLC, as collateral agent (the “Collateral Agent” and together with the First Lien Administrative Agent, the “First Lien Agents”).

On December 22, 2009, the Company and its subsidiaries entered into a Fifth Amendment, Consent and Waiver to Credit Agreement (the “Fifth Amendment to First Lien Credit Agreement”), by and among the Company, as borrower, the other loan parties thereto, the First Lien Lenders, the letter of credit issuers from time to time party thereto, the First Lien Administrative Agent, and the Collateral Agent. The Fifth Amendment to First Lien Credit Agreement became effective as of December 21, 2009 (except for certain provisions dealing with interest rates, which became effective as of September 30, 2009).

Pursuant to the Fifth Amendment to First Lien Credit Agreement, the First Lien Agents and the First Lien Lenders agreed to waive certain existing events of default under the First Lien Credit Agreement and consented to a proposed amendment to the Company’s certificate of incorporation to increase the authorized shares of common stock and preferred stock.

Pursuant to the Fifth Amendment to First Lien Credit Agreement, the following terms of the First Lien Credit Agreement have been amended:

(1) Revolving Credit Commitment. The Revolving Credit Commitment has been reduced from $13,000,000 to $8,000,000. As of December 22, 2009, the Company had borrowed the entire $8,000,000 and no remaining credit was available under the First Lien Credit Agreement.

(2) Interest Rates. The Applicable Margin is 6% with respect to Base Rate Loans and 7% with respect to Eurodollar Rate Loans. Previously, the Applicable Margin varied between 3.25% and 4.0% with respect to Base Rate Loans and between 4.25% and 5% with respect to Eurodollar Rate Loans, depending on the level of Consolidated Senior Leverage Ratio. In addition, the definition of Base Rate has been amended such that the Base Rate is equal to the highest of the prime rate, 0.5% above the Federal Funds Rate, the one-month Eurodollar Rate plus 1%, and 4% per annum. The Eurodollar Base Rate has also been amended to provide for a 3% floor.

(3) Financial Covenants. The financial covenants have been revised. The financial covenants now include a maximum Consolidated Leverage Ratio, a limit on Capital Expenditures, a maximum Consolidated Senior Leverage Ratio, and a minimum Consolidated Fixed Charge Coverage Ratio. The minimum Revolver Availability plus cash and unrestricted Cash Equivalents covenant has been eliminated. Certain related definitions have been revised or added and the covenant levels have been adjusted.

(4) Amortization of the Term Loans. The Term Loans amortize as follows: $100,000 per fiscal quarter through June 30, 2010 and $250,000 per fiscal quarter thereafter. Previously, the Term Loans amortized at $100,000 per fiscal quarter. The Term Loans remain due and payable in full on the Scheduled Term Loan Maturity Date (January 10, 2014).

(5) Mandatory Prepayment. The Fifth Amendment to First Lien Credit Agreement added specified circumstances whereby the Company is required to make a mandatory prepayment.

(6) Reporting Requirements; Event of Default. The Fifth Amendment to First Lien Credit Agreement added additional reporting obligations by the Company and an additional event of default.

Second Lien Credit Facilities:

The Company is a party to that certain Second Lien Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”), dated as of January 10, 2008, by and among the Company, as borrower, the lenders from time to time party thereto (the “Second Lien Lenders”), and Clearlake Capital Group, L.P., as administrative agent (the “Second Lien Agent”). The Second Lien Credit Agreement is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 16, 2008.

Concurrently with entering into the Fifth Amendment to First Lien Credit Agreement, the Company and its subsidiaries entered into the Fifth Amendment, Consent and Waiver to the Second Lien Credit Agreement (the “Fifth Amendment to Second Lien Credit Agreement”), dated as of December 22, 2009, among the Company, as borrower, the other loan parties thereto, the Second Lien Lenders, and the Second Lien Agent. The Fifth Amendment to Second Lien Credit Agreement became effective as of December 21, 2009 (except for a certain provision dealing with interest rates, which became effective as of September 30, 2009).

Pursuant to the Fifth Amendment to Second Lien Credit Agreement, the Second Lien Agent and the Second Lien Lenders agreed to waive, subject to conditions, certain existing events of default under the Second Lien Credit Agreement and consented to a proposed amendment to the Company’s certificate of incorporation to increase the authorized shares of common stock and preferred stock.

Pursuant to the Fifth Amendment to Second Lien Credit Agreement, the following terms of the Second Lien Credit Agreement have been amended:

(1) PIK Interest Period. The PIK Interest Period is now July 1, 2009 through December 31, 2010. Previously, it was July 1, 2009 through June 30, 2010.

(2) Applicable Margin. The Applicable Margin is (a) 13.5% for the period July 1, 2009 through December 20, 2009, (b) 14.0% for the period December 21, 2009 through December 31, 2010, and (c) 11.0% otherwise. Previously, the Applicable Margin was 13.5% through June 30, 2010 and 9% otherwise.

(3) Financial Covenants. The financial covenants have been revised to correspond to the changes made to the financial covenants in the First Lien Credit Agreement, except that the Fifth Amendment to Second Lien Credit Agreement did not add a maximum Consolidated Senior Leverage Ratio covenant, and in certain circumstances they are less restrictive than those set forth in the First Lien Credit Agreement.

(4) Mandatory Prepayment. The Fifth Amendment to Second Lien Credit Agreement added similar mandatory prepayment sections as contained in the Fifth Amendment to First Lien Credit Agreement.

(5) Reporting Requirements/Events of Default. The Fifth Amendment to Second Lien Credit Agreement added similar reporting requirements and an additional Event of Default as contained in the Fifth Amendment to First Lien Credit Agreement.

(6) Anniversary Fee. The Fifth Amendment to Second Lien Credit Agreement provides for the payment of a 0.75% Anniversary Fee due on June 30, 2011, based on the outstanding principal balance of the Loans (including accrued and unpaid PIK interest thereon, if any) on such date.

Dominic Gomez Separation Agreement:

The Company entered into a Separation Agreement and General Release, effective as of December 18, 2009, with Dominic Gomez, the former President of the Company.

Pursuant to the Separation Agreement and General Release, the Company has agreed to pay Mr. Gomez a lump sum payment in an amount equal to one (1) month of his annual salary, minus standard withholdings. In exchange, Mr. Gomez has released the Company from any and all claims, known and unknown, which he has or might otherwise have had against the Company arising anytime prior to December 11, 2009.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 3.02 – Unregistered Sale of Equity Securities.

On December 14, 2009, the Company entered into a Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”), with CCP A, L.P., a current stockholder of the Company (“Purchaser”), pursuant to which the Company agreed to sell and issue to the Purchaser, in reliance on Section 4(2) of the Securities Act of 1933, as amended, up to an aggregate of 3,333,333 in shares of the Company’s Series B Preferred Stock, $0.01 par value (the “Preferred Shares”), in two tranches (the “Private Placement”) for aggregate consideration of up to $5.0 million. The Purchase Agreement was filed as Exhibit 10.1 to the Company’s Report on Form 8-K filed on December 17, 2009. The initial closing of the Private Placement occurred on December 14, 2009, at which time the Company issued and sold an aggregate of 1,333,333 Preferred Shares for aggregate consideration of $2.0 million. The second closing under the Purchase Agreement for an additional 2,000,000 Preferred Shares for consideration of $3.0 million occurred on December 22, 2009.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURPLE COMMUNICATIONS, INC.

Date: December 31, 2009	By:	/s/ MICHAEL J. PENDERGAST
Michael J. Pendergast
General Counsel & Corporate Secretary

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